Exhibit 10.2

AMENDED AND RESTATED GFI GROUP INC. 2008 SENIOR EXECUTIVE ANNUAL BONUS PLAN

GFI GROUP INC.

2008 SENIOR EXECUTIVE ANNUAL BONUS PLAN

Amended and Restated Effective February 7, 2013

1.  Purpose

This annual incentive plan (the “Plan”) is applicable to those employees of GFI Group Inc. (the “Company”) and its subsidiaries who are executive officers of the Company (“Covered Employees”), including members of the Board of Directors who are such employees.

The Plan is designed to reward, through additional cash or equity compensation, Covered Employees for their significant efforts and contribution toward improved profitability and growth of the Company.

The Plan was originally adopted by the Board of Directors of the Company on April 22, 2008, became effective as of June 11, 2008, and was amended and restated in its present form as of February 7, 2013, subject to approval of the Plan by the shareholders of the Company at the next shareholder meeting.

2.  Eligibility

All Covered Employees shall be eligible to be selected to participate in this Plan. The Committee shall select the Covered Employees who shall participate in this Plan in any year (each, a “Participant”) no later than 90 days after the commencement of the fiscal year of the Company (or such earlier or later date as may be the applicable deadline for the establishment of performance goals permitting the compensation payable to such Participant under this Plan with respect to such year to qualify as “qualified performance-based compensation” under Treasury Regulation section 1.162-27(e)) (as applicable, with respect to a Participant, the “Determination Date”).

A Participant may be permitted to participate in any other annual incentive plan established by the Company, but only to the extent such participation is permitted by section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) (and, specifically, only to the extent such participation would not cause compensation payable under the Plan to fail to qualify as qualified performance-based compensation).

3.  Administration

The Plan shall be administered by the Compensation Committee of the Board of Directors (the “Board”), or by another committee appointed by the Board (the Compensation Committee of the Board or such other committee, the “Committee”). The Committee shall be comprised exclusively of members of the Board who are “outside directors” within the meaning of section 162(m)(4)(C) of the Code and Treasury Regulation section 1.162-27(e)(3). The Committee shall have the authority, subject to the provisions herein: (a) to select Participants; (b) to establish and administer the performance goals and the award opportunities applicable to each Participant and certify whether the goals have been attained; (c) to construe and interpret the Plan and any agreement or instrument entered into under the Plan; (d) to establish, amend, and waive rules and regulations for the Plan’s administration; and (e) to make all other determinations which may be necessary or advisable for the administration of the Plan. Any determination by the Committee pursuant to the Plan shall be final, binding and conclusive on all employees and Participants and anyone claiming under or through any of them. The Committee may allocate among its members and may delegate some or all of its authority or administrative responsibility to such individual or individuals who are not members of the Committee as it shall deem necessary or appropriate, provided, however, the Committee may not delegate any of its authority or administrative responsibility hereunder if such delegation would cause any compensation payable under the Plan to fail to qualify as qualified performance-based compensation, and any such attempted delegation shall not be effective and shall be void ab initio.

4.  Establishment Of Performance Goals And Award Opportunities

No later than the applicable Determination Date, the Committee shall establish in writing the method for computing the amount of compensation that will be payable under the Plan to each Participant in the Plan with respect to such year, the method for determining whether the performance goals established by the Committee for the applicable period with respect to such Participant are attained in whole or in part and, to the extent required by the Committee, if the Participant’s employment by the Company or a subsidiary needs to continue without interruption during the year through the date the Participant’s award is paid pursuant to paragraph 7 (or such earlier or later date specified by the Committee). Such method shall be stated in terms of an objective formula or standard that precludes discretion, within the meaning of Treasury Regulation section 1.162-27(e)(2)(iii)(A), to increase the amount of the award that would otherwise be due upon attainment of the goals and may be different for each Participant. Notwithstanding anything to the contrary contained herein, the Committee may exercise negative discretion to reduce the amount of any bonus otherwise payable hereunder.

No later than the applicable Determination Date with respect to a performance period, the Committee shall establish in writing the performance goals for such period, which shall be based on any of the following performance criteria, either alone or in any combination, on either a consolidated or business unit or divisional level: earnings before interest, taxes, depreciation, and amortization, level of revenues, earnings per share, stock price, income before cumulative effect of accounting changes, net income, return on assets, return on equity, return on capital employed, total stockholder return, market valuation, cash flow, completion of acquisitions, business expansion and product diversification. The foregoing criteria shall have any reasonable definitions that the Committee may specify, and, to the extent permitted by Section 162(m) of the Code, unless the Committee provides otherwise at the time of establishing the performance goals, for each fiscal year, the Committee may (i) designate additional business criteria on which the performance goals may be based or (ii) provide for objectively determinable adjustments, modifications or amendments, as determined in accordance with Generally Accepted Accounting Principles (“GAAP”), to any of the performance criteria described above for one or more of the following items of gain, loss, profit or expense: determined to be extraordinary, unusual or non-recurring in nature; related to changes in accounting principles under GAAP; related to currency fluctuations; related to financing activities (e.g., effect on earnings per share of issuing convertible debt securities); related to restructuring, divestitures, productivity initiatives or new business initiatives; related to discontinued operations that do not qualify as a segment of business under GAAP; attributable to the business operations of any entity acquired by the Company during the fiscal year; non-operating items; and acquisition expenses. Any such performance criterion or combination of such criteria may apply to the Participant’s award opportunity in its entirety or to any designated portion or portions of the award opportunity, as the Committee may specify.

The Committee may structure the method for computing the amount of compensation that will be payable under the Plan with respect to all or any portion of a year as a pool (the “Incentive Pool”) to be allocated among the Participants, whereby the amount of the Incentive Pool is determined as a function of one or more of the performance goals listed above. If this method is employed then no later than the applicable Determination Date the Committee shall establish for each Participant a maximum award, expressed as a percentage of the Incentive Pool for the year (a “Maximum Percentage”), provided that the total of all such maximum percentages shall not exceed 100%, and the Maximum Percentage for any one Participant shall not exceed the lesser of 40% of the total Incentive Pool or the maximum award specified in paragraph 5. Following the end of each year, the Committee shall determine the final amount of any award with respect to each Participant, which may range from zero to an amount not exceeding the amount equal to the Maximum Percentage specified for such Participant; provided, however, that the excess of (x) the amount of the Incentive Pool equal to the Maximum Percentage over (y) the amount of the award actually payable to a Participant with respect to the year shall not revert to the Incentive Pool or otherwise be used to increase the amount of any other Participant’s award under the Plan. The aggregate amount of all awards under the Plan with respect to any year shall not exceed 100% of the Incentive Pool established for such year pursuant to this section.

Notwithstanding anything to the contrary contained herein, an individual who becomes a Covered Employee after the applicable Determination Date may be selected as a Participant in the Plan. In such event, the Committee may establish a performance period of less than one year for such Participant or permit the Participant to participate in an existing bonus program, in each case, to the extent permissible under Section 162(m) of the Code.

5.  Maximum Award

The maximum amount of compensation that may be paid under the Plan to any Participant for any year is $7,000,000.

6.  Attainment Of Performance Goals Required

Awards shall be paid under this Plan for any year solely on account of the attainment of the performance goals established by the Committee with respect to such year. Awards may also be contingent upon the Participant remaining employed by the Company or a subsidiary of the Company during such year and through the date the Participant’s award is paid pursuant to paragraph 7 (or such earlier or later date specified by the Committee). In the event of termination of employment by reason of death, disability or retirement (each as determined by the Committee in its sole discretion) during the Plan year or before a Participant’s award with respect to a year is paid pursuant to paragraph 7, an award shall be payable under this Plan to the Participant or the Participant’s estate for such year, which shall be paid at the same time as the award the Participant would have received for such year had no termination of employment occurred and which shall be equal to the amount of such award multiplied by a fraction the numerator of which is the number of full or partial calendar months elapsed in such year prior to termination of employment and the denominator of which is the number twelve. For the sake of clarity, a pro rata bonus will be payable hereunder only if the performance goals established by the Committee have been achieved. Unless otherwise specified by the Committee, a Participant whose employment terminates prior to the date the Participant’s award with respect to a year is paid pursuant to paragraph 7 (or such earlier or later date specified by the Committee) for any reason not excepted above shall not be entitled to any award under the Plan for that year.

7.  Shareholder Approval And Committee Certification Contingencies: Payment Of Awards

Payment of any awards under this Plan shall be contingent upon the affirmative vote of the shareholders of at least a majority of the votes cast (including abstentions) approving the Plan. Unless and until such shareholder approval is obtained, no award shall be paid or payable pursuant to this Plan. Payment of any award under this Plan shall also be contingent upon the Compensation Committee’s certifying, in accordance with applicable treasury regulations under Code section 162(m) in writing that the performance goals and any other material terms applicable to such award were in fact satisfied. Unless and until the Committee so certifies, such award shall not be paid or payable. Unless the Committee provides otherwise, (a) earned awards shall be paid promptly following such certification, and (b) such payment shall be made in cash or in awards granted under the 2008 Equity Incentive Plan or any successor plan (subject to any payroll tax withholding the Company may determine applies).

To the extent necessary for purposes of Code section 162(m), this Plan shall be resubmitted to shareholders for their reapproval with respect to awards payable for the taxable years of the Company commencing on and after the 5-year anniversary of initial shareholder approval.

8.  Amendment. Termination And Term Of Plan

The Board of Directors may amend, modify or terminate this Plan at any time. The Plan will remain in effect until terminated by the Board.

9.  Interpretation And Construction

Any provision of this Plan to the contrary notwithstanding, (a) awards under this Plan are intended to qualify as “qualified performance-based compensation” under Treasury Regulation 1.162-27(e), (b) any provision of the Plan that would prevent an award under the Plan from so qualifying shall be administered, interpreted and construed to carry out such intention and any provision that cannot be so administered, interpreted and construed shall to that extent be disregarded, and (c) the Company intends for the Plan, as described herein and as may be subsequently amended from time to time, to be interpreted and operated in a manner such that no award under the Plan becomes subject to (i) the gross income inclusion set forth within Code Section 409A(a)(1)(A) or (ii) the interest and additional tax set forth within Code Section 409A(a)(1)(B) (collectively, the “Section 409A Penalties”), but makes no guarantee that awards hereunder will not become subject to Section 409A Penalties. In the event that any award under the Plan becomes subject to Section 409A Penalties, responsibility for payment of such penalties shall rest solely with the affected Participant(s) and not with the Company. No provision of the Plan, nor the selection of any eligible employee to participate in the Plan, shall constitute an employment agreement or affect the duration of any Participant’s employment, which shall remain “employment at will” unless an employment agreement between the Company and the Participant provides otherwise. Both the Participant and the Company shall remain free to terminate employment at any time to the same extent as if the Plan had not been adopted.

10.  Governing Law

The terms of this Plan shall be governed by the laws of the State of New York, without reference to the conflicts of laws principles thereof.

11.  Indemnification

Each person who is or shall have been a member of the Committee, or of the Board, and any of their permitted delegates, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any good faith action taken or good faith failure to act under the Plan, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or By-Laws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.